Contact:	Susannah R. Robinson Director, Investor Relations (617) 342-6129

CABOT CORPORATION ANNOUNCES COST REDUCTION INITIATIVES

BOSTON, MA (September 25, 2006) – Cabot Corporation (NYSE:CBT) announced today it is undertaking a number of cost reduction initiatives that could result in a charge to earnings of approximately $15 million pre-tax, approximately $8 million of which is expected to be recorded in the fourth quarter of fiscal 2006 and the remainder in fiscal 2007. Most of the charge will be for one-time employment termination benefits. The Company estimates that it will incur a total cash outlay related to these initiatives of approximately $15 million, with a cash payback period of roughly one and one half years. The foregoing is the Company’s best estimate of the charge to be recorded, and is subject to final determination of the accounting impact of these actions.

These initiatives, some of which are subject to certain local procedures, include streamlining the Company’s sales, manufacturing, technical service and certain functional groups by eliminating approximately 130 positions. Subject to completion of the necessary local legal requirements, implementation will begin immediately and conclude during the course of fiscal year 2007. The result of these initiatives will be the consolidation of certain activities and a more streamlined, simpler organization, which will assist Cabot in managing costs and create opportunities for future efficiencies. The Company is undertaking these initiatives principally to reduce the fundamental cost structure of the carbon black product lines and strengthen the Company’s financial health. The Company continues to consider other ways to reduce the cost structure of the carbon black product lines.

Kennett Burnes, Cabot Chairman and CEO stated, “These types of actions are never easy and we recognize that they result in difficult situations for people. We have made every attempt to address the cost issues facing the carbon black business in other ways, but we are convinced that a more structural cost reduction effort must be implemented due to the continued volatility of feedstock and utility costs. We believe these steps are necessary, and that they will make Cabot a stronger and more competitive company.”

Separate from these cost reduction initiatives, in the current fiscal quarter the Company is experiencing strong demand in all of its businesses, positive effects from high plant utilization and is seeing benefits from previously initiated cost reduction efforts. The Company expects to announce earnings for the fourth fiscal quarter and the fiscal year on November 1 and discuss results with shareholders at its earnings teleconference on November 2.

The statements made in this Press Release concerning the amount and timing of the charge to earnings the Company expects to record in connection with its new cost reduction initiatives and the expected results of these initiatives constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those expressed by these forward-looking statements as a result of various important factors, including: finalization of employee severance arrangements; finalization of the accounting impact of these initiatives; continued volatility in feedstock and utility costs; lower than expected demand for our products; our ability to implement these cost savings initiatives and to maintain cost savings from them; and other factors and risks discussed in the Company’s 2005 Annual Report on Form 10-K which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Cabot Corporation is a global specialty chemicals and materials company headquartered in Boston, MA. Cabot’s major products are carbon black, fumed silica, inkjet colorants, capacitor materials, and cesium formate drilling fluids.